Exhibit 99.2

CERIDIAN

Q3 2020

Stockholder letter

Intelligence at work

Ceridian Exhibit 99.2 Q3 2020 Stockholder letter C Intelligence at work

David Ossip
Chairman and CEO

From the CEO

I hope you and your families remain healthy and well.

I am pleased to report that we delivered strong results in the third quarter across key measures of the business, exceeding our guidance for Dayforce recurring revenue, total revenue, and Adjusted EBITDA.

In addition, as we had anticipated, sales for the third quarter accelerated and were in line with the expectations we had for the business before the COVID-19 pandemic. For the fourth quarter, we expect double digit year over year sales growth, which would result in the largest sales quarter in our history.

We are equally proud of the 23% growth in the funds raised during our annual charitable giving campaign. Ceridian Cares, our employee-driven charitable organization, reflects the incredible generosity, spirit, and values that are a hallmark of our people. We are proud that Ceridian Cares has granted more than $3 million in the form of basic necessities to nearly 2,000 individuals and families.

Last quarter, we highlighted the resilience we are seeing in our customer and prospective customer base. In the third quarter, we continued to see businesses investing to fortify and to innovate for future growth. We saw employee levels in our current customer base improve, and increasingly we are seeing organizations break through decades-old paradigms to meet the demands of a more fluid and frictionless world of work.

We have always focused on helping our customers tackle their most complex problems, believing that these are the greatest opportunities for value creation. Enabling companies to efficiently manage complex global regulatory and compliance challenges and providing predictive intelligence to empower better decision-making are more relevant than ever. As we look ahead, we see a future of work that is borderless and fluid; where we work and how we work will be based more on our skills, productivity, and happiness than on rigid hierarchy. Work will be augmented by intelligence that empowers leaders to make smarter, value-driven decisions, while putting the physical, mental and financial health of their people first.

We are delighted to be able to explore this vision with our customers and prospective customers in a personalized and interactive digital format at our annual INSIGHTS conference on November 16-18. We expect to have record attendance this year, significantly outpacing 2019’s event. We believe this growth is one indicator of compounding levels of interest in our innovation and expertise, as businesses build strategies to harness the change that is upon us all.

Turning internally, we continue to focus on our strategic growth agenda. Over the third quarter, we expanded our value proposition to our current customers through deeper innovation and gained significant momentum in the large enterprise market as is evidenced in our customer examples below. In addition, leveraging our investment in Excelity, our global customers are beginning to benefit from the early integration of our teams and product offerings. We are already seeing the impact of new leadership in our Product and Technology organization. We believe advances in the openness and extensibility of the Dayforce platform, in support of our growing system integrator relationships, will unlock sustainable global growth.

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Fortifying our strong team with leadership that has both broad global operating experience and relentless customer focus is core to our growth. We are very pleased that Noémie Heuland has joined us as Executive Vice President and Chief Financial Officer. Noémie, previously Chief Financial Officer of SAP Latin America and the Caribbean, is a transformative global finance leader, bringing deep financial operating experience and a strong track record of achievement. We believe her depth of experience building and leading commercial finance functions globally will add innovation and pace to our growth.

Today, over 40% of our C-Suite executives are women and approximately 50% of our entire workforce are women. Diversity, equity, and inclusion remain key focuses for our organization. We fully commit to inclusivity and belonging. We ensure that all employees – regardless of race, ethnicity, age, gender, sexual orientation, identity or expression, religion, or ability status – can achieve their full potential. And we believe all voices have value and should be heard.

We are also pleased to announce industry leader Seth Ross has joined as our GM, Wallet & Consumer Services. Seth comes to us from Green Dot and American Express and brings banking and payment industry experience that we believe will allow us to expand wallet and financial wellness features, and scale the Dayforce Wallet offering globally.

Overall in the quarter, we are pleased with the acceleration in the business. We see continued resilience in our current and prospective customers as evidenced by our pipeline, and we have built resilience into our own business as we continue to strengthen our technology and team. While we remain focused on our growth agenda, we believe we are well positioned to take advantage of changing market dynamics to both capture market share and to grow profitably.

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Third quarter 2020 highlights

We are pleased with our strong financial performance in the third quarter where we outperformed across key metrics. I would like to highlight a few particularly noteworthy achievements.

First, excluding float revenue, Dayforce recurring services revenue grew by 17.9%. Our ability to maintain strong top-line growth during the global pandemic underscores the durability of our recurring revenue streams.

Cloud revenue now represents 86% of our total revenue, with Dayforce accounting for nearly 90% of our Cloud revenue.

In addition, excluding float revenue, Cloud recurring services gross margin increased by 190 basis points. The underlying strength of our business is the foundation on which we will grow sustainably. We continue to expect strong growth of Dayforce recurring services revenue and the expansion of Cloud recurring services gross margin.

Lastly, we are pleased with our ability to drive strong demand in the Asia Pacific Japan (APJ) market. Since closing the Excelity acquisition in May, we have signed 11 large global enterprise deals through the end of the third quarter, and we have a strong fourth quarter pipeline in this region.

We have signed 11 large global enterprise deals through the end of the third quarter

Customer highlights

We are seeing resilience in our customer base, both in the form of employees returning to work and in our customers’ focus on building for the future. We believe the unique value of our intelligent HCM platform is a point of leverage for our customers as they focus on driving efficiencies and converting those gains into innovation.

We ended the third quarter with 4,704 Dayforce customers live, an increase of 101 customers

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compared to the second quarter of 2020, and an increase of 535 customers compared to the third quarter of 2019. The net increase in customers in the quarter included more than 80 small market customer losses, each with fewer than 100 employees reflecting the challenging economic environment during the COVID-19 pandemic. We continue to expect an annual Cloud revenue retention rate between 95% and 97% for fiscal 2020.

Evidencing our ability to support larger customers at scale, Dayforce revenue per customer for the trailing twelve-month period ended September 30, 2020 increased by 13% to $129,719*. Incremental Dayforce revenue per customer for the same period increased by 72% to $246,729*.

The unique value of our intelligent HCM platform helps our customers drive efficiencies and convert gains into innovation

During the quarter, we activated a large North American theatre chain that we referenced in our second quarter letter, kicked off its Dayforce implementation project at the end of June and went live with payroll, benefits, and workforce management in September. At the client’s request, they were rapidly transitioned off the incumbent platform. Ceridian shepherded the client through an agile implementation plan, with a robust governance structure, to ensure the project was delivered both on time and on value.

In addition, we completed the implementation of a national network of local health care and services providers with approximately 30,000 employees who had selected Dayforce for its unified HCM solution. The implementation project began in July 2019 and was completed fully virtually in September 2020, both on time and on budget.

Sales highlights

* Excluding float revenue and COVID-19 impact, and on a constant currency basis

Third quarter sales returned to pre-COVID-19 growth expectations, and we expect fourth quarter sales to result in double-digit year-over-year growth compared to the fourth quarter of 2019, which was the largest sales quarter in our history.

Third quarter results within North America were strong as evidenced by the following new sales:

•

One of the world’s largest operators of outsourced call centers for Fortune 500 companies selected Dayforce for its 21,000 employees. Dayforce will replace a mix of vendors and a homegrown solution for payroll and time with a modern, cloud-based experience. When Dayforce is implemented, the customer will have the visibility and data needed to manage its globally dispersed workforce.

•	A premium leisure and travel company with 10,000 employees chose Ceridian to embark on its digital transformation journey to consolidate multiple, fragmented systems into a unified solution.
•	One of the largest electricity transmission and distribution companies in Canada, with 16,000 employees and 8,000 pensioners, selected Dayforce as part of its Finance and HR transformation.
•

A SaaS company, and a leader in intelligent automation software and solutions, operating in 32 countries, chose Dayforce to improve visibility into real-time data, enable better management of global compliance, and reduce employee turnover.

•

A specialty construction contractor, with 9,000 employees at 65 core locations across the U.S., selected Dayforce to manage the complexity of its 500+ unions and deliver a unified payroll and benefits experience.

In addition to our successes in North America, we saw continued global demand for Dayforce in the third quarter. Key wins include:

•	Establishing a relationship with Henkel — a global industrial and consumer goods company headquartered in Germany. Henkel holds leading

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positions in its three business units: Adhesive Technologies, Beauty Care, and Laundry & Home Care. It employs a highly diverse team, with more than 52,000 people worldwide, across more than 70 countries. Henkel has a clear growth strategy with a strong focus on digital transformation. Dayforce will enable Henkel to bring diverse systems and operations for pay and time management together into one global operating model — driving efficiencies, ensuring compliance, and increasing operating agility toward their stated goals. We are proud of the relationship we have established with Henkel and similar customers, who are focused driving value and innovation globally.

•

An iconic UK-based footwear manufacturer and retailer, with employees located across 18 countries and a growing presence in the APJ region, selected Dayforce payroll, workforce management, and talent management functions to support global growth.

•

A UK-based tech-led marketing, digital media, and advertising organization, operating six subsidiaries across 35 countries, partnered with Dayforce to centralize and to modernize global payroll and compliance.

•

A media and communication organization with 2,900 employees in 29 countries expanded its current Dayforce partnership for payroll in APJ. The client will broaden its use of Dayforce to streamline global payroll processes, to deliver better reporting and budgeting with real-time data, and to leverage a unified HCM solution as it continues to scale globally.

•	A global business process outsourcing company with 3,300 employees and a current customer of Dayforce since 2017, plans to add 1,200 employees to its operations in APJ in the next 24 months.

Marketing highlights

We continue to drive strong results with digital marketing and virtual events. We have augmented our technology content with industry thought leadership and change management expertise. As a result, customers and prospective customers are engaging with us as trusted partners, navigating the ever-

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changing world of work. We see the impact of this

engagement in growth in early stage pipeline and the sales strength we realized in the third quarter.

Unbounded by an in-person event, we look forward to welcoming a global audience to our annual INSIGHTS conference, which will be held from November 16-18, and will be available on demand. At this year’s event, we will share our vision for the workplace of the future and will demonstrate how Dayforce will enable it. Demand for the event is unprecedented, and we expect to have more than 10,000 customer and prospective customer attendees registered. We are excited to welcome a compelling lineup of content and speakers focused on the vision and value of Intelligence at work.

80% attach rate for Dayforce Wallet means any day is payday for more employees

Dayforce Wallet

Dayforce Wallet continues to see strong market momentum with more than 60 customers using the product and over 200 customers signed but not yet implemented. As expected, we are seeing rolling growth in user adoption and usage. Attach rates to new sales have been approximately 80%, which we expect to lead to compounded adoption.

We continue to build additional features into Dayforce Wallet, such as reloadable pay, which gives the employer the ability to push funds directly to the employee outside of the pay period.  In the fourth quarter, we will begin to roll out Dayforce Wallet to the Canadian market and continue development of the pay card functionality, bill pay, interest bearing functionality, and savings buckets, all of which will enhance the consumer experience and help to improve their financial wellness over the long term.

We are very proud to announce that the Dayforce Wallet was recognized as a top HR Product by Human Resource Executive, a recognition aligned to

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market shifts and changes affecting HR leaders globally.

Product innovation

In the third quarter, we continued to extend our leadership in compliance. We delivered over 25 critical application updates in response to the frequent global legislative changes over the quarter, ensuring that our customers remain compliant across all regions and jurisdictions.

We continued to expand the interoperability of Dayforce with a series of new application programming interfaces (APIs) and global tooling to support our partners. In support of our global scale, we established our Dayforce platform within the hyper-scalable Microsoft Azure public cloud, initially in Australia and with the intention to roll out more broadly over time. This work lays an important foundation to achieving future growth and scale, and we’re proud of the focus the team has given to these critical areas throughout the quarter.

Our pace of innovation remains an important differentiator for us over our competitors as we continue to deliver new functionality to our
Intelligent HCM suite at an unrivaled level.

Summary

Overall Ceridian performed well in the third quarter, with revenue and Adjusted EBITDA above our guidance and sales in line with our pre-COVID-19 growth expectations. We expect the fourth quarter will be the largest sales quarter in our history.

Dayforce is increasingly able to support large, global customers by both simplifying the complexities of operating globally and by delivering game-changing innovation that creates quantifiable value for companies and great experiences for their employees. We are relentless in our mission to help our customers improve their businesses as they navigate these uncertain times.

As an organization we remain resilient, agile and focused on our growth strategy in this increasingly

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fluid world of work. I am confident we are well-positioned to drive growth and to gain market share.

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Noémie Heuland
EVP and Chief Financial Officer

From the CFO

The financial highlights below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Impact of COVID-19

The COVID-19 pandemic has had an adverse impact on revenue during the third quarter, primarily in the form of lower employment levels at our customers, lower float revenue resulting from reductions in the U.S. Federal Reserve federal funds rate and the Bank of Canada overnight rate target, lower average float balances, lower demand for professional services, and customer delays in implementation services. Compared to our pre-COVID-19 expectations, we estimate that lower employment levels at our customers adversely affected third quarter revenue by approximately $10 million, of which approximately $8 million was related to Dayforce and approximately $2 million was related to Powerpay. In addition, we estimate the impact of lower float revenue as a result of reductions in interest rates and lower average float balances was approximately $6 million.

Revenue

Despite the impact of COVID-19, our financial performance in the third quarter of 2020 was strong:

•	Dayforce recurring services revenue increased by $13.3 million, or 12.2%. Excluding float revenue and on a constant currency basis, Dayforce recurring services revenue increased by 17.9%.
•	Dayforce professional services and other revenue increased by $0.8 million, or 2.3%, on both a GAAP basis and constant currency basis.
•	Dayforce revenue increased by $14.1 million, or 9.8%. Excluding float revenue and on a constant currency basis, Dayforce revenue increased by 13.9%.
•	Revenue from Powerpay, our solution for small businesses in Canada, declined by $2.9 million, or 13.3%. Excluding float revenue and on a constant currency basis, Powerpay revenue declined by 9.0%.
•	Cloud revenue, which includes both Dayforce and Powerpay, increased by $11.2 million, or 6.8%. Excluding float revenue and on a constant currency basis, Cloud revenue increased by 11.0%.
•	Total revenue increased by $2.1 million, or 1.0%. Excluding float revenue and on a constant currency basis, total revenue increased by 5.4%.

The average float balance for our customer trust funds during the third quarter was approximately $2,745.1 million, compared to $3,117.5 million in the third quarter last year, driven primarily by lower employment levels at our customers during the COVID-19 pandemic. The average yield on our float balance was 1.52% during the third quarter of 2020, a decline of 81 basis points compared to the average yield in the third quarter of 2019. The decline was primarily attributable to reductions in the U.S. Federal Reserve federal funds rate of 75 basis points in the second half of 2019 and 150 basis points in the first quarter of 2020, as well as a reduction in the Bank of Canada overnight rate target of 150 basis points in the first quarter of 2020. As a result, float revenue from invested customer trust funds was $10.6 million in the third quarter, compared to $18.3 million in the third quarter last year. The allocation of float revenue to

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Dayforce and Cloud revenue was $7.6 million and $9.5 million, respectively, in the third quarter of 2020.

Gross margin

In the third quarter of 2020, Cloud recurring services gross margin increased 20 basis points to 70.4%, compared to 70.2% in the third quarter last year, as we continued to realize economies of scale in customer support and hosting costs. Excluding float revenue, Cloud recurring services gross margin expanded by 190 basis points. Professional services margin declined from (7.7)% in the third quarter last year to (10.7)%, reflecting lower utilization of employees during the COVID-19 pandemic. Activations were $23.5 million, or 66% of Cloud professional services and other revenue, compared to $22.7 million, or 66% of Cloud professional services and other revenue in the third quarter last year. Post go-live professional services and other revenue were $7.7 million, or 22% of Cloud professional services and other revenue, compared to $8.1 million, or 23% of Cloud professional services and other revenue in the third quarter last year.

Net (loss) income and net (loss) income per share

Net loss in the third quarter of 2020 was $(0.8) million, or $(0.01) per diluted share, compared to net income of $62.7 million, or $0.42 per diluted share, in the third quarter of last year. The difference is primarily due to a one-time tax benefit of $65.8 million related to the release of a valuation allowance in the third quarter of 2019. Adjusted net income in the third quarter of 2020 was $17.7 million, or $0.12 per diluted share, compared to $17.0 million, or $0.11 per diluted share, in the third quarter of last year.

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Adjusted EBITDA

Adjusted EBITDA declined by 28.4% to $33.2 million in the third quarter of 2020. Excluding float revenue, Adjusted EBITDA declined by 19.6%, and Adjusted EBITDA margin contracted by 360 basis points, reflecting adverse effects of the COVID-19 pandemic on our revenue and continued investment in product development and sales and marketing.

Balance sheet and liquidity

As of September 30, 2020, we had cash and cash equivalents of $554.6 million, including $295.0 million borrowed under our revolving credit facility. Our total debt balance was $964.9 million as of September 30, 2020.

In October 2020, we contributed $105.0 million to our largest U.S. pension plan, which represented
$17.0 million of required minimum contributions and $88.0 million of voluntary contributions. We believe that this contribution will mitigate the long-term market risk associated with plan investments, and it will improve our cash flow from operations and free cash flow beginning in fiscal year 2021.

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Business Outlook

Fourth quarter 2020 guidance

Based on information available to us as of November 5, 2020, we are issuing the following guidance for the fourth quarter of 2020:

•

Dayforce recurring services revenue of $128 million to $129 million, or an increase of approximately 12% to 13% on both a GAAP and constant currency basis. Excluding float revenue, Dayforce recurring services revenue is expected to grow approximately 18% to 19% on both a GAAP and constant currency basis.

•

Dayforce revenue of $167 million to $169 million, or an increase of approximately 5% to 6% on both a GAAP and constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 9% to 10% on both a GAAP and constant currency basis.

•

Cloud revenue of $189 million to $192 million, or an increase of approximately 3% to 4% on both a GAAP and constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 6% to 8% on both a GAAP and constant currency basis.

•

Total revenue of $215 million to $219 million, or a decline of approximately 3% to 1% on both a GAAP and constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 1% to 3% on both a GAAP and constant currency basis.

•	Float revenue of approximately $6 million within Dayforce revenue, $8 million within Cloud revenue, and $9 million within total revenue.
•	Adjusted EBITDA of $30 million to $34 million.

We have not reconciled the Adjusted EBITDA range for the third quarter of 2020 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

First quarter 2021 outlook

We expect Dayforce recurring services revenue growth, excluding float revenue and on a constant currency basis, to be above 19% in the first quarter of 2021 compared to the first quarter of 2020, including an anticipated $1 million to $2 million of improvement from increased customer employment levels.

Dayforce

We invoice Dayforce recurring services revenue on a per-employee, per-month (“PEPM”) basis, generally one month in advance, based on the total of active and inactive employees in the system as measured on the 15th of the previous month. The fact that furloughed employees are included in the inactive employee counts somewhat mitigates the impact of lower employment levels on Dayforce revenues.

The proportion of inactive Dayforce employees to total Dayforce employees has improved to approximately 4% of total as of the end of October, representing an improvement from approximately 11% at the peak of the pandemic in April.

We previously disclosed that we had observed an approximate 4% decline in employment levels through July.

From August through October, we saw a 1% improvement in employment levels, and the cumulative decline is approximately 3% as of the end of October.

In our fourth quarter 2020 guidance, we have assumed employment levels will gradually improve. Even with this improvement, we still estimate the lowered employment levels will have an approximate

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negative impact to our Dayforce recurring services revenue of between $6 million to $7 million, which would represent a sequential $1 million to $2 million improvement compared to the third quarter of 2020.

The COVID-19 pandemic is expected to continue impacting customer implementations and the demand for Dayforce professional services and other revenue during the fourth quarter of 2020.

Powerpay

Approximately 40% of the Powerpay recurring services revenue is from per-check fees, and approximately 30% of the Powerpay recurring services revenue is from base fees charged per pay-run per customer. The remaining 30% of Powerpay recurring services revenue is from ancillary fees, which are generally recognized in line with per-check fees.

During the third quarter, the decline in Powerpay revenue was due to a decline in both the number of employees paid and the number of customers running payroll.

Bureau

Third quarter Bureau revenue included approximately $7 million of Excelity revenue. The overall decline in Bureau recurring services revenue during the third quarter was a result of ongoing customer migrations to Dayforce as well as a reduction of employment levels and float revenue due to the COVID-19 pandemic.

Bureau recurring services gross margin declined year-over-year due to lower Bureau recurring services revenue and the acquisition of Excelity which had a lower recurring services gross margin. The expected continuous decline in Bureau revenue coupled with the fixed costs to maintain the end-of-life platform will affect the Bureau recurring services gross margin, which we expect to be in the mid-50% range throughout the remainder of the year.

Foreign exchange impacts

Our fourth quarter 2020 guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.32, compared to an average rate of $1.32 in the fourth quarter of 2019.

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Ceridian HCM Holding Inc.

Condensed consolidated balance sheets

(Dollars in millions, except share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$554.6	$281.3
Trade and other receivables, net	91.4	80.4
Prepaid expenses and other current assets	78.7	57.9
Total current assets before customer trust funds	724.7	419.6
Customer trust funds	2,646.6	3,204.1
Total current assets	3,371.3	3,623.7
Right of use lease asset	37.5	32.0
Property, plant, and equipment, net	132.2	128.3
Goodwill	2,011.3	1,973.5
Other intangible assets, net	197.3	177.9
Other assets	168.4	150.3
Total assets	$5,918.0	$6,085.7
Liabilities and equity
Current liabilities:
Current portion of long-term debt	$7.7	$10.8
Current portion of long-term lease liabilities	10.3	8.8
Accounts payable	26.6	43.2
Deferred revenue	26.1	25.5
Employee compensation and benefits	75.8	75.9
Other accrued expenses	13.7	13.9
Total current liabilities before customer trust funds obligations	160.2	178.1
Customer trust funds obligations	2,581.2	3,193.6
Total current liabilities	2,741.4	3,371.7
Long-term debt, less current portion	957.2	666.3
Employee benefit plans	108.2	117.2
Long-term lease liabilities, less current portion	34.1	30.1
Other liabilities	40.8	18.1
Total liabilities	3,881.7	4,203.4
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 147,647,117 and 144,386,618 shares issued and outstanding, respectively	1.5	1.4
Additional paid in capital	2,565.5	2,449.1
Accumulated deficit	(216.5)	(229.8)
Accumulated other comprehensive loss	(314.2)	(338.4)
Total stockholders’ equity	2,036.3	1,882.3
Total liabilities and equity	$5,918.0	$6,085.7

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Ceridian HCM Holding Inc.

Condensed consolidated statements of operations

(Unaudited, dollars in millions, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue:
Recurring services	$168.1	$167.4	$508.7	$503.7
Professional services and other	36.3	34.9	111.0	98.6
Total revenue	204.4	202.3	619.7	602.3
Cost of revenue:
Recurring services	54.3	49.4	155.8	149.0
Professional services and other	40.2	37.6	120.7	107.1
Product development and management	22.9	17.5	57.5	49.1
Depreciation and amortization	10.3	9.0	29.9	26.7
Total cost of revenue	127.7	113.5	363.9	331.9
Gross profit	76.7	88.8	255.8	270.4
Selling, general, and administrative	77.3	82.3	226.1	217.8
Operating (loss) profit	(0.6)	6.5	29.7	52.6
Interest expense, net	5.9	7.8	19.4	25.2
Other (income) expense, net	(0.2)	1.6	2.7	4.7
(Loss) income before income taxes	(6.3)	(2.9)	7.6	22.7
Income tax benefit	(5.5)	(65.6)	(5.7)	(57.5)
Net (loss) income	$(0.8)	$62.7	$13.3	$80.2
Net (loss) income per share:
Basic	$(0.01)	$0.44	$0.09	$0.57
Diluted	$(0.01)	$0.42	$0.09	$0.54
Weighted-average shares outstanding:
Basic	147,141,403	142,780,819	145,798,169	141,369,339
Diluted	147,141,403	149,153,227	152,105,719	148,279,943

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Ceridian HCM Holding Inc.

Condensed consolidated statements of cash flows

(Unaudited, dollars in millions)

	Nine months ended September 30,
	2020	2019
Net income	$13.3	$80.2
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	—	(75.9)
Depreciation and amortization	36.9	43.9
Amortization of debt issuance costs and debt discount	0.9	0.8
Net periodic pension and postretirement cost	2.5	3.9
Non-cash share-based compensation	46.3	26.0

Other	0.6	1.8
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(2.5)	(10.6)
Prepaid expenses and other current assets	(8.0)	(10.1)
Accounts payable and other accrued expenses	(12.0)	(2.5)
Deferred revenue	0.6	2.6
Employee compensation and benefits	(2.8)	(18.5)
Accrued interest	0.3	—
Accrued taxes	(8.7)	(10.4)
Other assets and liabilities	(20.1)	(6.6)
Net cash provided by operating activities	47.3	24.6
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(25.3)	(335.1)
Proceeds from sale and maturity of customer trust funds marketable securities	304.1	278.1
Expenditures for property, plant, and equipment	(13.6)	(10.8)
Expenditures for software and technology	(30.6)	(27.6)
Acquisition costs, net of cash and restricted cash acquired	(58.3)	(29.4)
Net cash provided by (used in) investing activities	176.3	(124.8)
Cash Flows from Financing Activities
Decrease in customer trust funds obligations, net	(601.4)	(54.5)
Proceeds from issuance of common stock under share-based compensation plans	70.2	76.7
Repayment of long-term debt obligations	(7.9)	(5.1)
Proceeds from revolving credit facility	295.0	—
Net cash (used in) provided by financing activities	(244.1)	17.1
Effect of exchange rate changes on cash, restricted cash, and equivalents	(7.9)	7.2
Net decrease in cash, restricted cash, and equivalents	(28.4)	(75.9)
Cash, restricted cash, and equivalents at beginning of period	1,658.6	1,106.3
Cash, restricted cash, and equivalents at end of period	$1,630.2	$1,030.4
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$554.6	$270.9
Restricted cash and equivalents included in customer trust funds	1,075.6	759.5
Total cash, restricted cash, and equivalents	$1,630.2	$1,030.4

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Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three months ended September 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	($ in millions)
Revenue:
Dayforce recurring services, excluding float	$115.1	$97.6	17.9%	(—)%	17.9%
Dayforce float	7.6	11.8	(35.6)%	(—)%	(35.6)%
Total Dayforce recurring services	122.7	109.4	12.2%	(—)%	12.2%
Powerpay recurring services, excluding float	16.7	18.6	(10.2)%	(0.5)%	(9.7)%
Powerpay float	1.9	3.0	(36.7)%	(—)%	(36.7)%
Total Powerpay recurring services	18.6	21.6	(13.9)%	(0.5)%	(13.4)%
Total Cloud recurring services	141.3	131.0	7.9%	(—)%	7.9%
Dayforce professional services and other	35.1	34.3	2.3%	(—)%	2.3%
Powerpay professional services and other	0.3	0.2	50.0%	(—)%	50.0%
Total Cloud professional services and other	35.4	34.5	2.6%	(—)%	2.6%
Total Cloud revenue	176.7	165.5	6.8%	(—)%	6.8%
Bureau recurring services, excluding float	25.7	32.9	(21.9)%	(—)%	(21.9)%
Bureau float	1.1	3.5	(68.6)%	(—)%	(68.6)%
Total Bureau recurring services	26.8	36.4	(26.4)%	(—)%	(26.4)%
Bureau professional services and other	0.9	0.4	125.0%	(—)%	125.0%
Total Bureau revenue	27.7	36.8	(24.7)%	(—)%	(24.7)%
Total revenue	$204.4	$202.3	1.0%	(0.1)%	1.1%

Dayforce	$157.8	$143.7	9.8%	(—)%	9.8%
Powerpay	18.9	21.8	(13.3)%	(0.5)%	(12.8)%
Total Cloud revenue	$176.7	$165.5	6.8%	(—)%	6.8%

Dayforce, excluding float	$150.2	$131.9	13.9%	(—)%	13.9%
Powerpay, excluding float	17.0	18.8	(9.6)%	(0.6)%	(9.0)%
Cloud revenue, excluding float	167.2	150.7	10.9%	(0.1)%	11.0%
Cloud float	9.5	14.8	(35.8)%	(—)%	(35.8)%
Total Cloud revenue	$176.7	$165.5	6.8%	(—)%	6.8%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

18	|	Q3 2020 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Nine months ended September 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	($ in millions)
Revenue:
Dayforce recurring services, excluding float	$339.3	$274.6	23.6%	(0.3)%	23.9%
Dayforce float	30.0	40.1	(25.2)%	(0.3)%	(24.9)%
Total Dayforce recurring services	369.3	314.7	17.3%	(0.4)%	17.7%
Powerpay recurring services, excluding float	50.1	54.9	(8.7)%	(0.9)%	(7.8)%
Powerpay float	6.5	9.1	(28.6)%	(1.1)%	(27.5)%
Total Powerpay recurring services	56.6	64.0	(11.6)%	(1.0)%	(10.6)%
Total Cloud recurring services	425.9	378.7	12.5%	(0.4)%	12.9%
Dayforce professional services and other	108.8	96.3	13.0%	(0.4)%	13.4%
Powerpay professional services and other	0.8	0.8	(—)%	(—)%	(—)%
Total Cloud professional services and other	109.6	97.1	12.9%	(0.4)%	13.3%
Total Cloud revenue	535.5	475.8	12.5%	(0.5)%	13.0%
Bureau recurring services, excluding float	77.6	111.3	(30.3)%	(0.3)%	(30.0)%
Bureau float	5.2	13.7	(62.0)%	(0.7)%	(61.3)%
Total Bureau recurring services	82.8	125.0	(33.8)%	(0.4)%	(33.4)%
Bureau professional services and other	1.4	1.5	(6.7)%	(—)%	(6.7)%
Total Bureau revenue	84.2	126.5	(33.4)%	(0.3)%	(33.1)%
Total revenue	$619.7	$602.3	2.9%	(0.4)%	3.3%

Dayforce	$478.1	$411.0	16.3%	(0.4)%	16.7%
Powerpay	57.4	64.8	(11.4)%	(0.9)%	(10.5)%
Total Cloud revenue	$535.5	$475.8	12.5%	(0.5)%	13.0%

Dayforce, excluding float	$448.1	$370.9	20.8%	(0.4)%	21.2%
Powerpay, excluding float	50.9	55.7	(8.6)%	(0.9)%	(7.7)%
Cloud revenue, excluding float	499.0	426.6	17.0%	(0.4)%	17.4%
Cloud float	36.5	49.2	(25.8)%	(0.4)%	(25.4)%
Total Cloud revenue	$535.5	$475.8	12.5%	(0.5)%	13.0%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

19	|	Q3 2020 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income for all periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	($ in millions)
Net (loss) income	$(0.8)	$62.7	$13.3	$80.2
Interest expense, net	5.9	7.8	19.4	25.2
Income tax benefit	(5.5)	(65.6)	(5.7)	(57.5)
Depreciation and amortization	13.0	14.9	36.9	43.9
EBITDA (a)	12.6	19.8	63.9	91.8
Intercompany foreign exchange (gain) loss	(1.2)	0.3	0.1	0.8
Share-based compensation (b)	19.3	11.4	48.5	27.0
Severance charges (c)	2.2	0.8	6.9	4.4
Restructuring consulting fees (d)	0.3	1.5	6.9	3.6
Other non-recurring charges (e)	—	12.6	(0.4)	12.6
Adjusted EBITDA	$33.2	$46.4	$125.9	$140.2
Adjusted EBITDA margin	16.2%	22.9%	20.3%	23.3%

(a)	We define EBITDA as net income or loss before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)	Represents (recovery) loss on unrecovered duplicate payments associated with an isolated service incident.

20	|	Q3 2020 Stockholder letter

	Three months ended September 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring services	$54.3	$1.8	$0.8	$—	$—	$51.7
Professional services and other	40.2	1.0	—	—	—	39.2
Product development and management	22.9	2.9	0.8	—	—	19.2
Depreciation and amortization	10.3	—	—	—	—	10.3
Total cost of revenue	127.7	5.7	1.6	—	—	120.4
Sales and marketing	39.5	2.0	0.4	—	—	37.1
General and administrative	37.8	11.6	0.2	0.3	—	25.7
Operating (loss) profit	(0.6)	19.3	2.2	0.3	—	21.2
Other expense, net	(0.2)	—	—	(1.2)	—	1.0
Depreciation and amortization	13.0	—	—	—	—	13.0
EBITDA	$12.6	$19.3	$2.2	$(0.9)	$—	$33.2
Net (loss) income	$(0.8)	$19.3	$2.2	$(0.9)	$(2.1)	$17.7
Net (loss) income per share- basic (c)	$(0.01)	$0.13	$0.01	$—	$(0.01)	$0.12
Net (loss) income per share- diluted (c)	$(0.01)	$0.13	$0.01	$—	$(0.01)	$0.12

(a)	Other includes intercompany foreign exchange gain and restructuring consulting fees.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 147,141,403 weighted-average shares of common stock.

21	|	Q3 2020 Stockholder letter

	Three months ended September 30, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring services	$49.4	$0.9	$0.3	$—	$—	$48.2
Professional services and other	37.6	0.5	—	—	—	37.1
Product development and management	17.5	1.0	—	—	—	16.5
Depreciation and amortization	9.0	—	—	—	—	9.0
Total cost of revenue	113.5	2.4	0.3	—	—	110.8
Sales and marketing	35.5	1.3	0.5	—	—	33.7
General and administrative	46.8	7.7	—	14.1	—	25.0
Operating profit	6.5	11.4	0.8	14.1	—	32.8
Other expense, net	1.6	—	—	0.3	—	1.3
Depreciation and amortization	14.9	—	—	—	—	14.9
EBITDA	$19.8	$11.4	$0.8	$14.4	$—	$46.4
Net income	$62.7	$11.4	$0.8	$(51.4)	$(6.5)	$17.0
Net income per share- basic (c)	$0.44	$0.08	$0.01	$(0.37)	$(0.04)	$0.12
Net income per share- diluted (c)	$0.42	$0.08	$0.01	$(0.36)	$(0.04)	$0.11

(a)

Other includes intercompany foreign exchange loss, restructuring consulting fees, loss on unrecovered duplicate payments, and a tax benefit of $65.8 million related to the release of our valuation allowance.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 142,780,819 and 149,153,227 weighted-average shares of common stock, respectively.

22	|	Q3 2020 Stockholder letter

	Nine months ended September 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring services	$155.8	$4.5	$1.6	$—	$—	$149.7
Professional services and other	120.7	2.5	0.9	—	—	117.3
Product development and management	57.5	5.2	1.2	—	—	51.1
Depreciation and amortization	29.9	—	—	—	—	29.9
Total cost of revenue	363.9	12.2	3.7	—	—	348.0
Sales and marketing	116.2	6.0	1.4	—	—	108.8
General and administrative	109.9	30.3	1.8	6.5	—	71.3
Operating profit	29.7	48.5	6.9	6.5	—	91.6
Other expense, net	2.7	—	—	0.1	—	2.6
Depreciation and amortization	36.9	—	—	—	—	36.9
EBITDA	$63.9	$48.5	$6.9	$6.6	$—	$125.9
Net income	$13.3	$48.5	$6.9	$6.6	$(16.2)	$59.1
Net income per share- basic (c)	$0.09	$0.33	$0.05	$0.05	$(0.11)	$0.41
Net income per share- diluted (c)	$0.09	$0.32	$0.05	$0.04	$(0.11)	$0.39

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, and other non-recurring charges.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,798,169 and 152,105,719 weighted-average shares of common stock, respectively.

23	|	Q3 2020 Stockholder letter

	Nine months ended September 30, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$149.0	$2.1	$1.1	$—	$—	$145.8
Professional services and other	107.1	1.2	0.4	—	—	105.5
Product development and management	49.1	2.2	0.1	—	—	46.8
Depreciation and amortization	26.7	—	—	—	—	26.7
Total cost of revenue	331.9	5.5	1.6	—	—	324.8
Sales and marketing	105.6	3.6	1.9	—	—	100.1
General and administrative	112.2	17.9	0.9	16.2	—	77.2
Operating profit	52.6	27.0	4.4	16.2	—	100.2
Other expense, net	4.7	—	—	0.8	—	3.9
Depreciation and amortization	43.9	—	—	—	—	43.9
EBITDA	$91.8	$27.0	$4.4	$17.0	$—	$140.2
Net income	$80.2	$27.0	$4.4	$(48.8)	$(7.1)	$55.7
Net income per share - basic (c)	$0.57	$0.19	$0.03	$(0.35)	$(0.05)	$0.39
Net income per share - diluted (c)	$0.54	$0.19	$0.03	$(0.33)	$(0.05)	$0.38

(a)

Other includes intercompany foreign exchange loss, restructuring consulting fees, loss on unrecovered duplicate payments, and a tax benefit of $65.8 million related to the release of our valuation allowance.

(b)

Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter. Prior to June 30, 2019, we did not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 141,369,339 and 148,279,943 weighted-average shares of common stock, respectively.

24	|	Q3 2020 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, as adjusted to exclude gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income, as adjusted to exclude release of the valuation allowance, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA,

Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to net income, earnings per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce revenue per customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

25	|	Q3 2020 Stockholder letter

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to fourth quarter 2020 and fiscal 2021, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder letter are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to attain or to maintain profitability;
•	significant competition for our solutions;
•	our inability to continue to develop or to sell our existing Cloud solutions;
•	our inability to manage our growth effectively;
•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;
•	the decline or slower than expected development of the market for enterprise cloud computing;
•	failure of our efforts to increase use of our Cloud solutions and our other applications may not succeed;
•	our failure to provide enhancements and new features and modifications to our solutions;
•	failure to comply with the Federal Trade Commission’s ongoing consent order regarding data protection;
•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;
•	our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	the risk of loss caused by customer failure to repay distribution of earned net wages and associated tax amounts made on behalf of our customers for our Dayforce Wallet or other services;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our inability to meet the more complex configuration and integration demands of our large customers;
•	reductions in our customers’ employment levels or other overall declines in the financial viability of our current and prospective customers;
•	the risk of our customers declining to renew their agreements with us or renewing at lower performance fee levels;

26	|	Q3 2020 Stockholder letter

•	our failure to manage our technical operations infrastructure;
•	our inability to maintain necessary third party relationships, and third party software licenses and identify errors in the software we license;
•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	our failure to keep pace with rapid technological changes and evolving industry standards;
•	general economic, political and market forces beyond our control;
•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself; or
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the Company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Ceridian HCM Holding Inc.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Ceridian. Makes Work Life Better™.

27	|	Q3 2020 Stockholder letter